Oportun Reports First Quarter 2025 Financial Results
GAAP Net income of $9.8 million increased $36 million year-over-year

GAAP EPS of $0.21 increased $0.89 year-over-year

Adjusted EPS of $0.40 increased $0.31 year-over-year

Operating expenses of $93 million reduced 15% year-over-year

Reiterating full year 2025 credit performance and profit expectations

SAN CARLOS, CA – May 8, 2025 – Oportun Financial Corporation (Nasdaq: OPRT) (“Oportun”, or the "Company") today reported financial results for the first quarter ended March 31, 2025.

“We started 2025 with a strong first quarter, building on the momentum from last year. I’m pleased to report our second consecutive quarter of GAAP profitability, with net income increasing by $36 million year-over-year,” said Raul Vazquez, CEO of Oportun. “We’ve also delivered profitability on an adjusted basis for the fifth consecutive quarter, with Adjusted Net Income up $15 million year-over-year. Our Return on Equity (ROE) improved to 11%, while our Adjusted ROE also improved by 17 percentage points, to 21%. We maintained strong cost discipline, reducing quarterly operating expenses by 15% year-over-year during the quarter. In addition, credit continued to perform well, with 30-plus day delinquencies and dollar net-charge-offs declining year-over-year for the fifth and sixth consecutive quarters, respectively. Given the current macroeconomic uncertainty, we are prudently moderating our expectations for full year loan originations growth from the 10% to 15% range, to approximately 10%. Factoring in both this adjustment and our Q1 outperformance, we're reiterating our full year 2025 Adjusted EPS guidance of $1.10 to $1.30 per share, implying growth of 53% to 81%.

First Quarter 2025 Results

Metric	GAAP		Adjusted[1]
	1Q25	1Q24	1Q25	1Q24
Total revenue[2]	$236	$250
Net income (loss)	$9.8	$(26)	$19	$3.6
Diluted EPS	$0.21	$(0.68)	$0.40	$0.09
Adjusted EBITDA			$34	$1.9
Dollars in millions, except per share amounts.
[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

[2] 1Q24 total revenue includes $11 million from the credit cards receivable portfolio which was sold in November 2024.

Business Highlights

◦Aggregate Originations were $469 million, a 39% increase compared to $338 million in the prior-year quarter

◦Portfolio Yield was 33.0%, an increase of 49 basis points compared to 32.5% in the prior-year quarter
◦Owned Principal Balance at end-of-period was $2.7 billion, a decrease of 3% compared to $2.8 billion in the prior-year quarter
◦Annualized Net Charge-Off Rate of 12.2%, an increase of 16 basis points compared to 12.0% in the prior-year quarter; dollar Net Charge-Offs declined 5% year-over-year, marking the sixth consecutive quarterly decrease
◦30+ Day Delinquency Rate of 4.7%, a decrease of 56 basis points compared to 5.2% for the prior-year quarter; fifth consecutive quarterly decline
Financial and Operating Results

All figures are as of or for the quarter ended March 31, 2025, unless otherwise noted.

Operational Drivers

Originations – Aggregate Originations for the first quarter were $469 million, an increase of 39% compared to $338 million in the prior-year quarter, as the Company grew originations year-over-year for the second consecutive quarter. Management currently expects full year 2025 Aggregate Originations growth in the 10% range.

Portfolio Yield - Portfolio Yield for the first quarter was 33.0%, an increase of 49 basis points as compared to 32.5% in the prior-year quarter, primarily attributable to increased pricing on loans.

Financial Results

Revenue – Total revenue for the first quarter was $236 million, a decrease of 6% as compared to $250 million in the prior-year quarter. The decline was primarily due to the absence of $11 million of revenue from the credit cards receivable portfolio which was sold in November 2024. Net revenue for the first quarter was $106 million, a 34% increase compared to net revenue of $79 million in the prior-year quarter, as reduced fair value marks and net charge-offs more than offset the total revenue decline and higher interest expense.

Operating Expense and Adjusted Operating Expense – For the first quarter, total operating expense was $93 million, a decrease of 15% as compared to $110 million in the prior-year quarter. The decrease is attributable to a combined set of cost reduction initiatives enacted during the last year. The Company continues to expect full year 2025 operating expenses of approximately $390 million, averaging $97.5 million a quarter for a 5% reduction from full year 2024. Adjusted Operating Expense, which excludes stock-based compensation expense and certain non-recurring charges, decreased 13% year-over-year to $89 million.

Net Income (Loss) and Adjusted Net Income (Loss) – Net income was $9.8 million as compared to a net loss of $26 million in the prior-year quarter. The increased profitability was attributable to expense reduction initiatives, and increased net revenue driven by reduced fair value mark-to-market impact and improved credit performance. Adjusted Net Income was $19 million as compared to $3.6 million in the prior-year quarter. The increase in Adjusted Net Income was also driven by reduced operating expenses, along with improved credit performance.

Earnings (Loss) Per Share and Adjusted EPS – GAAP earnings per share, basic and diluted, were both $0.21 during the first quarter, compared to GAAP net loss per share, basic and diluted of $0.68 in the prior-year quarter. Adjusted Earnings Per Share was $0.40 as compared to $0.09 in the prior-year quarter.

Adjusted EBITDA – Adjusted EBITDA was $34 million, up from $1.9 million in the prior-year quarter, driven by the cost reduction initiatives enacted during the last year along with improved credit performance.

Credit and Operating Metrics

Net Charge-Off Rate – The Annualized Net Charge-Off Rate for the quarter was 12.2%, compared to 12.0% for the prior-year quarter. Net Charge-offs in dollars for the quarter were down 5% to $81 million, compared to $85 million for the prior-year quarter.

30+ Day Delinquency Rate – The Company's 30+ Day Delinquency Rate was 4.7% at the end of the quarter, compared to 5.2% at the end of the prior-year quarter.

Following the first quarter, the Company's 30+ Day Delinquency Rate declined to 4.5% at the end of April.

Operating Expense Ratio and Adjusted Operating Expense Ratio – Operating Expense Ratio for the quarter was 13.9% as compared to 15.5% in the prior-year quarter, a 157 basis points improvement. Adjusted Operating Expense Ratio was 13.3% as compared to 14.3% in the prior-year quarter, a 102 basis points improvement. The Adjusted Operating Expense Ratio excludes stock-based compensation expense and certain non-recurring charges. The improvement in Adjuste    d Operating Expense Ratio is primarily attributable to the Company's focus on reducing operating expenses, partially offset by a decrease in Average Daily Principal Balance including the impact from the sale of the credit cards receivable portfolio in November 2024.

Return On Equity ("ROE") and Adjusted ROE – ROE for the quarter was 11%, as compared to (27)% in the prior-year quarter. The improvement was attributable to the increase in net income. Adjusted ROE for the quarter was 21%, as compared to 4% in the prior-year quarter.

Secured Personal Loans

As of March 31, 2025, the Company had a secured personal loan receivables balance of $178 million, up from $112 million at the end of the first quarter of 2024. Oportun currently offers secured personal loans in California, Texas, Florida, Arizona, New Jersey and Illinois. During the full year 2024, secured personal loans losses ran approximately 500 basis points lower compared to unsecured personal loans. Furthermore, secured personal loans originated during the first quarter are expected to generate approximately twice the revenue per loan compared to unsecured personal loans, primarily due to higher average loan sizes.

Funding and Liquidity

As of March 31, 2025, total cash was $231 million, consisting of cash and cash equivalents of $79 million and restricted cash of $152 million. Cost of Debt and Debt-to-Equity were 8.2% and 7.6x, respectively, for and at the end of the first quarter 2025 as compared to 7.5% and 7.3x, respectively, for and at the end of the prior-year quarter. As of March 31, 2025, the Company had $317 million of undrawn capacity on its existing $766 million personal loan warehouse lines. The Company's personal loan warehouse lines are committed through September 2027 and August 2028.

Financial Outlook for Second Quarter and Full Year 2025

Oportun is providing the following guidance for 2Q 2025 and full year 2025 as follows:

	2Q 2025	Full Year 2025
Total Revenue	$237 - $242M	$945 - $970M
Annualized Net Charge-Off Rate	11.90% +/- 15 bps	11.5% +/- 50 bps
Adjusted EBITDA[1]	$29 - $34M	$135 - $145M
Adjusted Net Income[1]	—	$53 - $63M
Adjusted EPS[1]	—	$1.10 - $1.30
GAAP Net Income	—	GAAP Profitable

[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Forward Looking Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

Paul Appleton, Treasurer and Head of Capital Markets, serving as interim Chief Financial Officer

As previously indicated in a March 17th 2025 Form 8-K filing, Paul Appleton, the Company’s Treasurer and Head of Capital Markets, began serving as interim Chief Financial Officer on March 28th, 2025. Mr. Appleton's appointment followed Jonathan Coblentz’ retirement as the Company’s Chief Financial Officer and he is expected to serve in this interim role until the search for Mr. Coblentz’ successor is completed. With the assistance of a leading executive search firm, the Company has identified and engaged with several highly qualified candidates in connection with its search process for a permanent chief financial officer.

Conference Call

As previously announced, Oportun’s management will host a conference call to discuss first quarter 2025 results at 5:00 p.m. ET (2:00 p.m. PT) today. A live webcast of the call will be accessible from the Investor Relations page of Oportun's website at https://investor.oportun.com. The dial-in number for the conference call is 1-888-396-8049 (toll-free) or 1-416-764-8646 (international). Participants should call in 10 minutes prior to the scheduled start time. Both the call and webcast are open to the general public. For those unable to listen to the live broadcast, a webcast replay of the call will be available at https://investor.oportun.com for one year. A file that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, will be available on the Investor Relations page of Oportun's website at https://investor.oportun.com following the conference call.

About Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Expense Ratio, and Adjusted ROE, all of which are non-GAAP financial measures provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes these non-GAAP measures can be useful measures for period-to-period comparisons of its core business and provide useful information to investors and others in understanding and evaluating its operating results. Non-GAAP financial measures are provided in addition to, and not as a substitute for, and are not superior to, financial measures calculated in accordance with GAAP. In addition, the non-GAAP measures the Company uses, as presented, may not be comparable to similar measures used by other companies. Reconciliations of non-GAAP to GAAP measures can be found below.

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $20.3 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release, including statements as to future performance, results of operations and financial position; achievement of the Company's strategic priorities and goals; expectations regarding the Company’s interim CFO; the Company's expectations regarding macroeconomic conditions; the Company's profitability and future growth opportunities including expected revenue growth in connection with increasing originations; the effect of and trends in fair value mark-to-market adjustments on the Company's loan portfolio and asset-backed notes; the Company's second quarter and full year 2025 outlook; the Company’s expectations regarding Adjusted EPS in full year 2025; the Company's expectations related to future profitability on an adjusted basis, and the plans and objectives of management for our future operations, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, Oportun disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause Oportun’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Oportun has based these forward-looking statements on its current expectations and projections about future events, financial trends and risks and uncertainties that it believes may affect its business, financial condition and results of operations. These risks and uncertainties include those risks described in Oportun's filings with the Securities and Exchange Commission, including Oportun's most recent annual report on Form 10-K, and include, but are not limited to, Oportun's ability to retain existing members and attract new members; Oportun's ability to accurately predict demand for, and develop its financial products and services; the effectiveness of Oportun's A.I. model; macroeconomic conditions, including fluctuating inflation and market interest rates; increases in loan non-payments, delinquencies and charge-offs; Oportun's ability to increase market share and enter into new markets; Oportun's ability to realize the benefits from acquisitions and integrate acquired technologies; the risk of security breaches or incidents affecting the Company's information technology systems or those of the Company's third-party vendors or service providers; Oportun’s ability to successfully offer loans in additional states; Oportun’s ability to compete successfully with other companies that are currently in, or may in the future enter, its industry; and changes in Oportun's ability to obtain additional financing on acceptable terms or at all.

Contacts

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Michael Azzano
Cosmo PR for Oportun
(415) 596-1978
michael@cosmo-pr.com

Oportun and the Oportun logo are registered trademarks of Oportun, Inc.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share data, unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue
Interest income	$220.2	$230.6
Non-interest income	15.7	19.9
Total revenue	235.9	250.5
Less:
Interest expense	57.4	54.5
Net decrease in fair value	(72.7)	(116.9)
Net revenue	105.8	79.2

Operating expenses:
Technology and facilities	36.4	47.1
Sales and marketing	19.9	16.0
Personnel	21.0	24.5
Outsourcing and professional fees	8.0	10.2
General, administrative and other	7.4	11.8
Total operating expenses	92.7	109.6

Income (loss) before taxes	13.2	(30.5)
Income tax expense (benefit)	3.4	(4.0)
Net income (loss)	$9.8	$(26.4)

Diluted Earnings (Loss) per Common Share	$0.21	$(0.68)
Diluted Weighted Average Common Shares	47,037,799	38,900,876

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, unaudited)

	March 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$78.5	$60.0
Restricted cash	152.4	154.7
Loans receivable at fair value	2,770.5	2,778.5
Capitalized software and other intangibles	81.9	86.6
Right of use assets - operating	9.3	9.8
Other assets	133.6	137.6
Total assets	$3,226.3	$3,227.1

Liabilities and stockholders' equity
Liabilities
Secured financing	$445.5	$535.5
Asset-backed notes at fair value	863.9	1,080.7
Asset-backed borrowings at amortized cost	1,281.3	984.3
Acquisition and corporate financing	199.7	203.8
Lease liabilities	16.1	18.2
Other liabilities	53.8	50.9
Total liabilities	2,860.2	2,873.3
Stockholders' equity
Common stock	—	—
Common stock, additional paid-in capital	615.2	612.6
Accumulated deficit	(242.8)	(252.5)
Treasury stock	(6.3)	(6.3)
Total stockholders’ equity	366.1	353.8
Total liabilities and stockholders' equity	$3,226.3	$3,227.1

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net income (loss)	$9.8	$(26.4)
Adjustments for non-cash items	83.2	128.2
Proceeds from sale of loans in excess of originations of loans sold and held for sale	3.0	1.1
Changes in balances of operating assets and liabilities	4.9	(17.0)
Net cash provided by operating activities	101.0	85.9

Cash flows from investing activities
Net loan principal repayments (loan originations)	(49.7)	38.3
Proceeds from loan sales originated as held for investment	—	1.4
Capitalization of system development costs	(5.6)	(3.1)
Other, net	(0.2)	(0.1)
Net cash provided by (used in) investing activities	(55.5)	36.5

Cash flows from financing activities
Borrowings	745.4	260.3
Repayments	(774.0)	(391.8)
Net stock-based activities	(0.5)	(0.2)
Net cash used in financing activities	(29.1)	(131.8)

Net increase (decrease) in cash and cash equivalents and restricted cash	16.3	(9.5)
Cash and cash equivalents and restricted cash beginning of period	214.6	206.0
Cash and cash equivalents and restricted cash end of period	$231.0	$196.6

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONSOLIDATED KEY PERFORMANCE METRICS
(unaudited)

	Three Months Ended March 31,
Key Financial and Operating Metrics	2025	2024
Aggregate Originations (Millions)	$469.4	$338.2
Portfolio Yield (%)	33.0%	32.5%
30+ Day Delinquency Rate (%)	4.7%	5.2%
Annualized Net Charge-Off Rate (%)	12.2%	12.0%

Other Metrics
Managed Principal Balance at End of Period (Millions)	$2,955.0	$3,027.5
Owned Principal Balance at End of Period (Millions)	$2,659.4	$2,752.4
Average Daily Principal Balance (Millions)	$2,705.2	$2,851.7

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
ABOUT NON-GAAP FINANCIAL MEASURES
(unaudited)

This press release dated May 8, 2025 contains non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

The Company believes that the provision of these non-GAAP financial measures can provide useful measures for period-to-period comparisons of Oportun's core business and useful information to investors and others in understanding and evaluating its operating results. However, non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income, adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted EBITDA is an important measure because it allows management, investors and its board of directors to evaluate and compare operating results, including return on capital and operating efficiencies, from period to period by making the adjustments described below. In addition, it provides a useful measure for period-to-period comparisons of Oportun's business, as it removes the effect of income taxes, certain non-cash items, variable charges and timing differences.

•The Company believes it is useful to exclude the impact of income tax expense, as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations.
•The Company believes it is useful to exclude depreciation and amortization and stock-based compensation expense because they are non-cash charges.
•The Company believes it is useful to exclude the impact of interest expense associated with the Company's corporate financing facilities, including the senior secured term loan and the residual financing facility, as it views this expense as related to its capital structure rather than its funding.
•The Company excludes the impact of certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges because it does not believe that these items reflect ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company also excludes fair value mark-to-market adjustments on its loans receivable portfolio and asset-backed notes carried at fair value because these adjustments do not impact cash.

Adjusted Net Income

The Company defines Adjusted Net Income as net income adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted Net Income is an important measure of operating performance because it allows management, investors, and the Company's board of directors to evaluate and compare its operating results, including return on capital and operating efficiencies, from period to period, excluding the after-tax impact of non-cash, stock-based compensation expense and certain non-recurring charges.

•The Company believes it is useful to exclude the impact of income tax expense (benefit), as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations. The Company also includes the impact of normalized income tax expense by applying a normalized statutory tax rate.
•The Company believes it is useful to exclude the impact of certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges because it does not believe that these items reflect its ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company believes it is useful to exclude stock-based compensation expense because it is a non-cash charge.
•The Company also excludes the fair value mark-to-market adjustment on its asset-backed notes carried at fair value to align with the 2023 accounting policy decision to account for new debt financings at amortized cost.

Adjusted Operating Expense and Adjusted Operating Expense Ratio
The Company defines Adjusted Operating Expense as total operating expenses adjusted to exclude stock-based compensation expense and certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges. Other non-recurring charges include litigation reserve, impairment charges, and debt amendment costs related to our Corporate Financing facility. The Company defines Adjusted Operating Expense Ratio as Adjusted Operating Expense divided by Average Daily Principal Balance. The Company believes Adjusted Operating Expense is an important measure because it allows management, investors and Oportun's board of directors to evaluate and compare its operating costs from period to period, excluding the impact of non-cash, stock-based compensation expense and certain non-recurring charges. The Company believes Adjusted Operating Expense Ratio is an important measure because it allows management, investors and Oportun's board of directors to evaluate how efficiently the Company is managing costs relative to revenue and Average Daily Principal Balance.

Adjusted Return on Equity
The Company defines Adjusted Return on Equity (“ROE”) as annualized Adjusted Net Income divided by average stockholders’ equity. Average stockholders’ equity is an average of the beginning and ending stockholders’ equity balance for each period. The Company believes Adjusted ROE is an important measure because it allows management, investors and its board of directors to evaluate the profitability of the business in relation to its stockholders' equity and how efficiently it generates income from stockholders' equity.

Adjusted EPS
The Company defines Adjusted EPS as Adjusted Net Income divided by weighted average diluted shares outstanding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended March 31,
Adjusted EBITDA	2025	2024
Net income (Loss)	$9.8	$(26.4)
Adjustments:
Income tax expense (benefit)	3.4	(4.0)
Interest on corporate financing	9.7	13.9
Depreciation and amortization	11.1	13.2
Stock-based compensation expense	2.8	4.0
Workforce optimization expenses	(0.1)	0.8
Other non-recurring charges	1.8	3.5
Fair value mark-to-market adjustment	(4.9)	(3.0)
Adjusted EBITDA	$33.5	$1.9

	Three Months Ended March 31,
Adjusted Net Income	2025	2024
Net income (Loss)	$9.8	$(26.4)
Adjustments:
Income tax expense (benefit)	3.4	(4.0)
Stock-based compensation expense	2.8	4.0
Workforce optimization expenses	(0.1)	0.8
Other non-recurring charges	1.8	3.5
Mark-to-market adjustment on ABS notes	7.9	27.1
Adjusted income before taxes	25.5	5.0
Normalized income tax expense	6.9	1.3
Adjusted Net Income (Loss)	$18.6	$3.6

Stockholders' equity	$366.1	$382.0
GAAP ROE	11.0%	(27.0)%
Adjusted ROE (%) (1)	21.0%	3.7%

Note: Numbers may not foot or cross-foot due to rounding.
(1) Calculated as Adjusted Net Income (Loss) divided by average stockholders’ equity.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended March 31,
Adjusted Operating Expense Ratio	2025	2024
OpEx Ratio	13.9%	15.5%

Total Operating Expense	$92.7	$109.6
Adjustments:
Stock-based compensation expense	(2.8)	(4.0)
Workforce optimization expenses	0.1	(0.8)
Other non-recurring charges	(1.0)	(3.1)
Total Adjusted Operating Expense	$88.9	$101.7

Average Daily Principal Balance	$2,705.2	$2,851.7

Adjusted OpEx Ratio	13.3%	14.3%

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except share and per share data, unaudited)

	Three Months Ended March 31,
GAAP Earnings (loss) per Share	2025	2024
Net income (loss)	$9.8	$(26.4)
Net income (loss) attributable to common stockholders	$9.8	$(26.4)

Basic weighted-average common shares outstanding	45,496,705	38,900,876
Weighted average effect of dilutive securities:
Stock options	—	—
Restricted stock units	1,541,094	—
Diluted weighted-average common shares outstanding	47,037,799	38,900,876

Earnings (loss) per share:
Basic	$0.21	$(0.68)
Diluted	$0.21	$(0.68)

	Three Months Ended March 31,
Adjusted Earnings (loss) Per Share	2025	2024
Diluted earnings (loss) per share	$0.21	$(0.68)

Adjusted Net Income	$18.6	$3.6

Basic weighted-average common shares outstanding	45,496,705	38,900,876
Weighted average effect of dilutive securities:
Stock options	—	—
Restricted stock units	1,541,094	435,763
Diluted adjusted weighted-average common shares outstanding	47,037,799	39,336,639

Adjusted Earnings (loss) Per Share	$0.40	$0.09

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF FORWARD LOOKING NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	2Q 2025				FY 2025
	Low		High		Low	High
Adjusted EBITDA
Net income	$3.3	*	$7.2	*	$23.2	$33.4
Adjustments:
Income tax expense (benefit)	0.9		1.9		6.3	9.0
Interest on corporate financing	9.0		9.0		36.5	36.5
Depreciation and amortization	10.7		10.7		41.1	41.1
Stock-based compensation expense	3.7		3.7		13.7	13.7
Other non-recurring charges	1.4		1.4		6.0	6.0
Fair value mark-to-market adjustment	*		*		8.3	5.3
Adjusted EBITDA	$29.0		$34.0		$135.0	$145.0

*Due to the uncertainty in macroeconomic conditions and quarterly volatility in the fair value mark to market adjustment, we are unable to precisely forecast the fair value mark-to-market adjustments on our loan portfolio and asset-backed notes on a quarterly basis. As a result, while we fully expect there to be a fair value mark-to-market adjustment which could have an impact on GAAP net income (loss), the net income (loss) number shown above assumes no change in the fair value mark-to-market adjustment.

	FY 2025
Adjusted Net Income and Adjusted EPS	Low	High
Net income	$23.2	$33.4
Adjustments:
Income tax expense (benefit)	6.3	9.0
Stock-based compensation expense	13.7	13.7
Other non-recurring charges	6.0	6.0
Mark-to-market adjustment on ABS notes	23.5	23.5
Adjusted income before taxes	$72.6	$85.6
Normalized income tax expense	19.6	23.1
Adjusted Net Income	$53.0	$62.5

Diluted weighted-average common shares outstanding	48.0	48.0

Diluted earnings per share	$0.48	$0.70
Adjusted Earnings Per Share	$1.10	$1.30

Note: Numbers may not foot or cross-foot due to rounding.